Exhibit 3.4

                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                         GENTNER ELECTRONICS CORPORATION


         The undersigned, being the President and Secretary of respectively of Gentner Electronics Corporation (the "Company"), a Utah corporation, hereby verify the following:

         1. The name of the Company is Gentner Electronics Corporation;

         2. Article I of the Articles of Incorporation of the Company has been amended to read in its entirety as follows: "The name of the Corporation is Gentner Communications Corporation."

         3. This amendment was adopted by the shareholders on July 1, 1991.

         4. The number of shares of common stock that were outstanding on July 1, 1991 was 2,979,400 shares, all of which shares were entitled to vote on this amendment.

         5. The number of shares that were voted for this amendment was 2,076,473 shares. The number of shares that were voted against this amendment were 0 shares.

         IN WITNESS WHEREOF, these Articles of Amendment have been executed on this 1st day of July, 1991, and the President and Secretary each verify that they have each read these Articles of Amendment and that the same are true.



                                           By:  /s/ William V. Trowbridge, Jr.
                                              ----------------------------------
                                                William V. Trowbridge, Jr.
                                                President



                                           By:  /s/ David L. Harmon
                                              ----------------------------------
                                                David L. Harmon
                                                Secretary